Exhibit 99.1

September 26, 2011

Mr. David T. Taber
President and Chief Executive Officer
American River Bankshares
3100 Zinfandel Drive, Suite 450
Rancho Cordova, California 95670

Dear David,

I will retire from my position as Chief Credit Officer of American River Bankshares and American River Bank effective between March 15 and April 1, 2012. I am leaving for no other reason than that it is an opportune time for me and my family.

I joined our company more than 17 years ago, and each day since has brought rewarding work. I would like to thank you, my fellow employees, and the Board for the richness that only a family of colleagues, serving great clients well, can bring.

Sincerely,

/s/ Douglas E. Tow
Douglas E. Tow
Chief Credit Officer